Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:

Richard T. Schumacher, Founder & CEO	Pressure BioSciences, Inc.

R. Wayne Fritzsche, Chairman	(508) 580-1818 (T)

PRESSURE BIOSCIENCES ANNOUNCES THE APPOINTMENT OF

STEVEN E. HEBERT AS CFO & VP OF FINANCE

PBI Also Announces the Appointment of Jose Q. Lanuza as Director of Sales

West Bridgewater, MA, April 12, 2005 – Pressure BioSciences, Inc. (Nasdaq: PBIO) today announced the appointment of Steven E. Hebert as Chief Financial Officer, Vice President of Finance, and Assistant Treasurer for the Company, effective April 11, 2005.  The Company also announced that Jose Q. Lanuza had recently been hired as Director of Sales for PBI.

Mr. Hebert has recently served as a part-time financial consultant to the Company.  Mr. Hebert previously served as Vice President of Finance & Corporate Controller for Brooks Automation, a $385 million NASDAQ listed company, where he was responsible for corporate and worldwide operational accounting and finance.  Prior to Brooks, Mr. Hebert was Vice President of Finance/Controller at Whistler Corporation; Business Unit Controller at the Foxboro Company; Division Controller at Augat Inc.; and Controller of Central Manufacturing Support at Data General Corporation.  Mr. Hebert earned both his Bachelor’s Degree and his Master’s Degree in Accounting from Bryant College.

Richard T. Schumacher, Founder, President, and CEO of Pressure BioSciences, commented: “Steve is a seasoned senior executive who possesses significant skills and experience in financial management and accounting with multinational public and private technology and service based companies. We will look to Steve to assist us in building strong partnerships with our customers, colleagues, and vendors; to anticipate, deliver, install, and manage our financial and accounting needs; and for the continued development and refinement of our internal business controls.  We are pleased and excited that Steve has joined the PBI team.”

The Company also announced the recent appointment of Jose Q. Lanuza as Director of Sales.  Over the past 30 years, Mr. Lanuza has had a highly successful career as a senior sales executive for a number of life sciences companies, including CLINIQA Corporation, Medical Analysis Systems, Serono, Hybritech Inc, and Abbott Laboratories.

Mr. Schumacher continued: “I have known Jose for over 25 years, during which time he has been one of the most successful sales executives I have had the pleasure to work with.  I have always admired his tenacity, his work ethic, his integrity, his concern for his customers, and his insatiable desire for success.  We believe that these qualities, together with his years of experience in selling medical diagnostic reagents and laboratory equipment, make him an ideal person to develop and direct the Pressure Cycling Technology (PCT) sales effort at PBI.”

About Pressure BioSciences, Inc.

Following the sale of substantially all the assets and selected liabilities of its BBI Diagnostics and BBI Biotech Divisions to SeraCare Life Sciences, Inc. on September 14, 2004, Boston Biomedica, Inc. changed its name to Pressure BioSciences, Inc (PBI).  PBI is a publicly traded, early-stage company focused on the development of a novel technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 13 US and 4 foreign patents covering multiple applications of PCT in the life sciences field, including in such areas as genomic and proteomic sample preparation, pathogen inactivation, control of enzymes, immunodiagnostics, and protein purification. PBI owns a 30% passive investment in Source Scientific, LLC, an instrumentation company that develops and manufactures PBI’s PCT equipment, as well as a passive investment of approximately 1 million shares in VI Technologies, an antiviral drug discovery and development company.

Forward Looking Statements

Statements contained in this press release regarding the Company’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking’’ statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include statements relating to the expected contributions and benefits to the Company from the appointments of Mr. Hebert as the Company’s Vice President of Finance and Chief Financial Officer and Mr. Lanuza as the Company’s Director of Sales.  These statements are based upon the Company’s current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to: the risk that liabilities and expenses may arise that are currently unforeseen; the risk that the Company’s financial results may not improve sufficiently for the Company to be successful; the risk that the market may not accept the Company’s products; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the risk that the Company may not fully collect the loan receivable from the Company’s President and Chief Executive Officer; changes in the Company’s liquidity and capital resources necessitating additional equity or debt capital; the Company’s ability to obtain additional capital if necessary, on acceptable terms or at all; declines in the market price of the Company’s common stock; changes in the capital markets; competition; general and industry-specific economic conditions; and the other risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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